UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Computer Task Group, Inc. Stock, EmployeeCompensation Trust
   c/o Thomas R. Beecher, Trustee
   200 Theatre Place
   Buffalo, NY  14202
2. Issuer Name and Ticker or Trading Symbol
   Computer Task Group, Incorporated
   TSK
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   11/30/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Stock Employee Compensation Trust
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |11/01/|J*  | |3,048             |D  |           |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/01/|P   | |10,000            |A  |$12.50     |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/02/|P   | |10,000            |A  |$13.6250   |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/03/|P   | |10,000            |A  |$13.4887   |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/04/|P   | |10,000            |A  |$13.1750   |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/05/|P   | |10,000            |A  |$12.9375   |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/08/|P   | |10,000            |A  |$13.00     |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/12/|P   | |10,000            |A  |$14.75     |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/15/|P   | |10,000            |A  |$14.9263   |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/15/|J*  | |2,463             |D  |           |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/16/|P   | |10,000            |A  |$14.9681   |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/17/|P   | |10,000            |A  |$15.00     |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/22/|P   | |10,000            |A  |$14.8025   |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/23/|P   | |10,000            |A  |$15.00     |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/24/|P   | |10,000            |A  |$14.8750   |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/26/|P   | |3,900             |A  |$14.5401   |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/29/|P   | |10,000            |A  |$15.00     |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/29/|J*  | |2,431             |D  |           |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/30/|P   | |10,000            |A  |$14.7738   |4,697,115          |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
*Upon the direction of the Compensation Committee of the Board of Directors and pursuant to the terms of the Trust, the Trust distributed said shares for settlement of stock options under the Company's Stock Option Plan, Employee Stock Purchase Plan and the Company match under its 401(k) Plan.
SIGNATURE OF REPORTING PERSON
Peter P Radetich attorney for Thomas R Beecher Jr Trustee
DATE
12/08/99